Exhibit 10.7

FIRST AMENDMENT

TO THE

OPPORTUNITY BANK OF MONTANA

SALARY CONTINUATION AGREEMENT

FOR

MARK O’NEILL

THIS AMENDMENT (the “Amendment”) is adopted as of the 1st day of November, 2024, by and between Opportunity Bank of Montana (the “Bank”) Mark O’Neill (the “Executive”).

The Bank and the Executive executed the Salary Continuation Agreement effective as of October 1, 2018, (the “Agreement”). The Bank and the Executive now wish to increase the Agreement’s benefits.

NOW, THEREFORE, the Bank and the Executive adopt the following amendment to the Agreement:

Section 2.1.1 of the Agreement shall be deleted in its entirety and replaced by the following:

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Fifty-Nine Thousand Five Hundred Dollars ($59,500).

IN WITNESS WHEREOF, the Executive and a representative of the Bank have executed this Amendment as indicated below and as of the date above:

Executive:	Bank:

/s/ Mark O’Neill	By:	/s/ Laura F. Clark
	Its:	President/CEO